PRESS RELEASE

Contact:	Janie Maddox Post Properties, Inc. (404) 846-5056

Post Terminates Remarketing Agreement Related to its $100 million of
MandatOry Par Put Remarketed Securities (MOPPRS)

ATLANTA, December 28, 2004 – Post Properties, Inc. (NYSE: PPS) announced today that it has terminated the remarketing agreement related to its $100 million of 6.85% MandatOry Par Put Remarketed Securities (“MOPPRS”) due March 16, 2015. In connection with the termination of the remarketing agreement, Post will pay Merrill Lynch a total of $10.6 million. This will result in a charge, equal to approximately $0.25 per diluted share, which will be recorded in the fourth quarter of 2004.

The MOPPRS were originally issued by the Company in 1998. Under the terms of the remarketing agreement Merrill Lynch had the right to remarket the underlying unsecured bonds on the March 16, 2005 remarketing date for a ten-year term and at an interest rate to Post calculated as 5.715% plus Post’s then current credit spread to the ten-year Treasury.

In addition to terminating the remarketing agreement, Post expects to pay off the $100 million of unsecured bonds at par on March 16, 2005.

Said Christopher Papa, Post’s Executive Vice President and Chief Financial Officer, “Based on current interest rates, the forward Treasury yield curve and our capital plans for 2005, we have concluded that it is not in the best interest of the Company to permit the MOPPRS debt to be remarketed for an additional ten-year term at a substantially above-market interest rate. Having made that decision, we elected to proceed to terminate the remarketing agreement in the fourth quarter of 2004.”

Certain statements made in this press release and other written or oral statements made by or on behalf of the Company, may constitute “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and the

Company’s future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. All forward-looking statements are subject to certain risks and uncertainties that could cause actual events to differ materially from those projected. Management believes that these forward-looking statements are reasonable; however, you should not place undue reliance on such statements. These statements are based on current expectations and speak only as of the date of such statements. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise.

The following are some of the factors that could cause the Company’s actual results to differ materially from the expected results described in the Company’s forward-looking statements: future local and national economic conditions, including changes in job growth, interest rates, the availability of financing and other factors; demand for apartments in the Company’s markets and the effect on occupancy and rental rates; the impact of competition on the Company’s business, including competition for tenants and development locations; the Company’s ability to obtain financing or self-fund the development or acquisition of additional apartment communities; the uncertainties associated with the Company’s current and planned future real estate development, including actual costs exceeding the Company’s budgets or development periods exceeding expectations; uncertainties associated with the timing and amount of asset sales and the resulting gains/losses associated with such asset sales; conditions affecting ownership of residential real estate and general conditions in the multi-family residential real estate market; the effects of changes in accounting policies and other regulatory matters detailed in the Company’s filings with the Securities and Exchange Commission and uncertainties of litigation; and the Company’s ability to continue to qualify as a real estate investment trust under the Internal Revenue Code. Other important risk factors regarding the Company are included under the caption “Risk Factors” in the Company’s current report on Form 8-K dated October 6, 2004 and may be discussed in subsequent filings with the SEC. The risk factors discussed in such Form 8-K under the caption “Risk Factors” are specifically incorporated by reference into this press release.

Post Properties, founded more than 30 years ago, is one of the largest developers and operators of upscale multifamily communities in the United States. The Company’s mission is delivering superior satisfaction and value to its residents, associates, and investors. Operating as a real estate investment trust (REIT), the Company focuses on developing and managing Post® branded multifamily communities with a vision of being the first choice in quality multifamily living. Post Properties is headquartered in Atlanta, Georgia, and has operations in 10 markets across the country.

Nationwide, Post Properties owns approximately 24,905 apartment homes in 66 communities, including 666 apartment homes held in three unconsolidated joint ventures and 205 apartment homes in one community under development. Post is also developing 145 for-sale condominium homes through its taxable REIT subsidiary.

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